Exhibit 5.1

June 20, 2013

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as special counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing by (i) the Company, (ii) Penn Virginia Holding Corp., a Delaware corporation (“PVH”), (iii) Penn Virginia Oil & Gas Corporation, a Virginia corporation (the “Virginia Guarantor”), (iv) Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company (“PVOG”), (v) Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company (“PVOL”), (vi) Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“PVOT”), (vii) Penn Virginia MC Corporation, a Delaware corporation (“PVMC”), (viii) Penn Virginia MC Energy L.L.C., a Delaware limited liability company (“PVME”) and (ix) Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company (“PVMO” and, collectively with PVH, the Virginia Guarantor, PVOG, PVOL, PVOT, PVMC and PVME, the “Subsidiary Guarantors”) of a registration statement on Form S-4 (such registration statement, as may be amended and supplemented from time to time, the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company of $775,000,000 aggregate principal amount of its 8.500% Senior Notes due 2020 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) guarantees of the New Notes by the Guarantors (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under the Senior Indenture (herein so called), dated as of June 15, 2009, as supplemented and amended by the Fourth Supplemental Indenture (herein so called), dated as of April 24, 2013, each among the Company, certain of the Guarantors and Wells Fargo Bank, National Association, as Trustee (the Senior Indenture as so amended and supplemented, being referred to herein as the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Senior Indenture and the Fourth Supplemental Indenture (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have relied, with the Company’s permission, upon the opinion of counsel in the Commonwealth of Virginia, dated as of the date hereof and filed as Exhibits 5.1 to the Registration Statement, as to the valid existence of the Company and the Virginia Guarantor, the due authorization, execution and delivery of the Senior Indenture and the Fourth Supplemental Indenture by the Company and the Virginia Guarantor and the performance of obligations thereunder (including the Guarantee as provided therein) by the Company and the Virginia Guarantor.

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the New Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Delaware, including without limitation the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, the laws of the State of Texas, the laws of the State of New York, and, in reliance upon the opinion of counsel in the Commonwealth of Virginia as aforesaid, the laws of the Commonwealth of Virginia, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the laws of the Commonwealth of Virginia, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in such special counsel’s opinion filed as Exhibit 5.1 to the Registration Statement.

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We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.